Exhibit 99.1
Long Term Supply/Purchase Agreement dated September 21, 2011

Purchase and Supply Agreement

This purchase and supply agreement (“Agreement”) dated 9-21-11 by and between Aurora Organic Farms, Inc. (AOF) located at 7388 State Highway 66, Platteville, CO  80651 and Two Rivers Water Company (TRWC) whose mailing address is 2000 South Colorado Boulevard, Annex Building Suite 420, Denver, CO  80222 for certified organic alfalfa hay (“Hay”) is as per the following terms and conditions:

AOF and TRWC mutually agree herein that TRWC will supply to AOF and AOF will purchase from TRWC all of TRWC’s Hay production that meets the specifications below for the crop years of 2012 through 2014.  The expected quantity of Hay herein will be the Hay meeting the specifications below that is produced and harvested from TRWC’s alfalfa fields approximating 2,000 to 5,000 acres.  AOF will have the first right of refusal at a mutually agreeable to be determined market price on any Hay that does not meet the specifications below.

Freight and Weight Basis:  AOF will purchase the Hay produced on an as delivered basis with TRWC being responsible for all freight to AOF’s facilities.  Weights will be based on AOF’s scale weights.  The Hay will be delivered by TRWC as requested by AOF throughout the year with consideration given to TRWC’s shipping needs and capabilities.

Crop Yield Price:  The price for the 2012 through 2014 crop years’ Hay production delivered to AOF’s facilities is:

Dairy Quality Hay:  $225 per ton plus freight for Dairy Quality Hay defined as a minimum quality of 150 Relative Feed Value, moisture content within the range of 10% to 18%, and less than 10% weeds in the bale.  Freight to be adjusted periodically to reflect significant fuel price fluctuations as mutually agreed upon.

Dairy Quality Virgin Stand Hay that is mixed with Oat Hay:  To be determined with price dependent on hay/oats mix percentage, quality and moisture. Freight to be adjusted periodically to reflect significant fuel price fluctuations as mutually agreed upon.

Annually before renewal date as defined below, AOF and TRWC shall establish prices for the coming three crop years’ Hay production in order to consider renewal option timely.  Thereby, the rolling 3 year contract will serve to “freshen-up” the three year price upon renewal.  If renewal is not optioned by both parties, then the existing contractual price will remain in effect unless mutually agreed upon to adjust accordingly.

Payment Terms:  Payment to be made by AOF to TRWC as per the following schedule:
AOF and TRWC shall estimate by June 30th the volume of the crop year’s Hay to be produced and delivered.  AOF shall pay the total estimated delivered purchase price divided equally in twelve consecutive monthly payments.  Each payment shall be due on the 15th of each month with the first payment due July 15th of the current crop year, continuing monthly until the final adjusted settlement is paid as the twelfth payment on June 15th following the crop year.  If the actual volume of Hay varies significantly from the estimated volume, the monthly payments shall be adjusted accordingly during the year.

Accounting:  Every delivered load must be accompanied by a bill of lading and signed clean truck affidavit.  Payments will be based on delivery weights as per AOF scale tickets.  Copies of AOF scale tickets will be provided to TRWC by AOF via e-mail upon each load receipt.  Monthly statements utilizing AOF’s template shall be provided by the third work day of the following month via e-mail to AOF by TRWC showing detail by load of the monthly shipments.  Monthly reconciliations of deliveries including account balances between AOF and TRWC will be calculated accordingly.

Organic Certificate:  TRWC will provide to AOF a current organic certificate on a timely basis upon its renewal or at any time upon request.  TRWC’s initial organic certificate will be provided to AOF by March 31, 2012.

Insurance Certificate:  TRWC will provide to AOF on a timely basis upon its renewal or at any time upon request a current insurance certificate with proof of coverage for the Hay in storage listing AOF as an additional insured.  TRWC’s insurance certificate first listing AOF as an additional insured will be provided to AOF by June 15, 2012.

Quality is of the Essence:  TRWC will ensure to the best of its ability to yield quality Hay, including timely irrigation, harvest and appropriate storage and handling resulting in storable dairy quality Hay.  Notwithstanding the foregoing, the Relative Feed Value for any crop year is expected to average at least 170 for all Dairy Quality Hay.  TRWC will provide sample analysis results including Relative Feed Value from each field for each cutting to AOF periodically throughout the harvest season.  AOF will sample the Hay upon delivery at its discretion.  Any major differences in sample results will be addressed accordingly between AOF and TRWC.

Automatic Renewal:  This Agreement will automatically renew as a rolling 3 year contract until notice is given by either party prior to June 15th of any succeeding year.  For example, if no notice is given by either party prior to the initial renewal date of June 15, 2013, the agreement expiration date becomes no sooner than June 15, 2016, simultaneous with the contract’s final payment for the 2015 Hay production, thereby creating a continual three growing season year contractual relationship.  In the prior example, the Agreement would automatically renew from a 2012 through 2014 Hay production contract with final payment of June 15, 2015 to a 2013 through 2015 Hay production contract with final payment of June 15, 2016.

Aurora Organic Farms, Inc.                                                                                     Two Rivers Water Company

Signed By:                                                                                Signed By:

Printed Name:                                                                                Printed Name:

Title:                                                                                   Title: